CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust and to the use of our report dated June 28, 2017 on the financial statements and financial highlights of CMG Mauldin Solutions Core Fund, CMG Tactical Bond Fund, and CMG Tactical All Asset Strategy Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust. Such financial statements and financial highlights appear in the April 30, 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 25, 2017